NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON LAND PURCHASE

NEW YORK, NEW YORK (August 25, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it closed on the purchase of an approximately 14 acre parcel of undeveloped land (the “Land”) in Upper Macungie Township, Lehigh County, Pennsylvania for the planned development of an industrial/warehouse building. Griffin paid approximately $1.8 million for the Land at closing using cash held in escrow for a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The funds in escrow were the proceeds from the sale of approximately 76 acres of undeveloped land in Southwick, Massachusetts that closed earlier this month. The Land purchased has all governmental approvals in place for Griffin’s planned development, on speculation, of an approximately 134,000 square foot industrial/warehouse building. Griffin expects to begin construction of the building in the fourth quarter of fiscal 2017 using its cash on hand. The new building is expected to be completed in the third quarter of fiscal 2018.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the timing of the commencement and completion of construction, on speculation, of an industrial/warehouse building on the recently acquired land parcel in Upper Macungie Township. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that the construction of an industrial/warehouse building on the land parcel in Upper Macungie Township recently acquired may not begin or be completed when expected, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.